Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
June 2, 2004

CNB Holdings, Inc. and First Capital Bancorp, Inc. Complete Merger

Alpharetta, GA (June 2, 2004) — CNB Holdings, Inc. (OTC Bulletin Board: CHGD.OB) announced that its previously reported merger with First Capital Bancorp, Inc. was completed on May 28, 2004. With the completion of the merger, CNB now serves as the parent company of both Chattahoochee National Bank, with two branches in Alpharetta, Georgia, and First Capital Bank, located in Norcross, Georgia. The merger creates the north metropolitan Atlanta area’s third largest community bank, with total assets exceeding $600 million.

As part of the merger, William R. Blanton was appointed Vice Chairman, Chief Operating Officer and Chief Financial Officer of CNB. David R. Hink will continue to serve as CNB’s Chairman and H.N. Padget will continue to serve as its President and Chief Executive Officer. In addition, pursuant to the merger agreement, Michael L. Aldridge, Mary E. Johnson, Robert W. Johnston, Reid W. Simmons and W. Darrell Sumner resigned from the CNB Board of Directors and Theodore J. LaVallee, Sr., Neil H. Strickland, Joe E. McCart, Richard T. Smith, William R. Blanton and Edgar H. Sims, Jr., all former First Capital directors, were elected to the CNB Board of Directors.

Under the merger agreement, shareholders of First Capital Bancorp will receive shares of CNB common stock in exchange for their shares of First Capital common stock resulting in an expected issuance of approximately 2.8 million shares of CNB common stock on a fully diluted basis.

CNB also announced that on May 28, 2004, it completed its previously announced stock offering to CNB and First Capital shareholders. Pursuant to the stock offering, CNB issued 1,250,000 shares of its common stock at a price of $12.00 per share. The stock offering was undertaken by CNB to support the Company’s future growth.

Commenting on the transaction, H. N. (Nat) Padget, Jr. stated, “We are excited about completing the merger and look forward to continuing to grow one of the largest independent banks doing business in the north metropolitan Atlanta market.” William (Bill) R. Blanton added, “This merger brings together two great organizations that will continue their focus on serving greater Atlanta.”

For more information, please contact:

H. N. Padget, Jr.	William R. Blanton
President & CEO	Chief Operating Officer & CFO
CNB Holdings, Inc.	CNB Holdings, Inc.
3625 Brookside Parkway, Suite 100	3320 Holcomb Bridge Road, NW, Suite A
Alpharetta, GA 30022-4434	Norcross, GA 30092
Telephone: (678) 323-7000	Telephone: (770) 381-9996
Fax: (770) 343-9056	Fax: (770) 381-7596
Email: npadget@bankthehooch.com	Email: billblanton@fcbusa.com